FOR IMMEDIATE RELEASE
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                          OSAGE FEDERAL FINANCIAL, INC.
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                                    ANNOUNCES
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                      EARNINGS AND FIRST QUARTERLY DIVIDEND
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July 22, 2004

Pawhuska, OK

     Mark S.  White,  President  and Chief  Executive  Officer of Osage  Federal
Financial, Inc. (OTC Bulletin Board- OFFO) and its subsidiary Osage Federal Bank, announced earnings for the three months ended June 30, 2004 of $120,000, which represents a $12,000, or 11.1% increase over the $108,000 earned in the same period of 2003. The return on assets for the period was .55%, with a return on equity of 3.52%, compared to .55% and 5.78%, respectively, for the quarter ended June 30, 2003. For the fiscal year ended June 30, 2004, net income totaled $369,000, a decrease of $163,000, or 30.6% , over the same period in 2003.

     Total assets increased $10.5 million from June 30, 2003, and as of June 30, 2004 were $89.0 million, while stockholders' equity increased $6.1 million to $13.6 million. The company completed a mutual holding company reorganization in which it sold 684,394 shares to the public for $10 per share effective as of the close of business March 31, 2004.

     Loans receivable totaled $55.6 million as of June 30, 2004, an increase of $9.2 million from June 30, 2003. The increase was principally due to residential real estate loan growth. The Company's asset quality ratios remain strong. Nonperforming loans were down from the prior year and represented .02% of total loans at June 30, 2004, compared to .30% as of June 30, 2003. The allowance

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for loan losses at June 30, 2004 was  $409,000,  and  represented  .74% of total loans. Net charge-offs for the fiscal year just ended were less than $1,000. There were no net charge-offs in the same period of 2003. Deposits grew $2.8 million, or 4.8%, from June 30, 2003 to $61.7 million as of June 30, 2004.

     Net interest income for the quarter ended June 30, 2004 was $649,000, a $143,000, or 28.3% increase from the same period in 2003. This increase reflects the investment of stock proceeds in loans and securities. Noninterest income for the quarter was $154,000, a $60,000, or 28.1% decline from the fourth quarter 2003. Loan gains, which were only $1,000 in this quarter, were $106,000 in the same quarter last year. The Company has been retaining almost all of its residential mortgages this quarter, instead of selling them in the secondary market. Noninterest expense for the quarter ended June 30, 2004 was $624,000, a $74,000 or 13.5% increase over the same quarter last year. Compensation expense increased $17,000 due to increased compensation and benefit costs. Audit and filing fees increased $25,000 for the comparable periods, reflecting expenses incurred resulting from becoming a public company.

     Net interest income for the fiscal year ended June 30, 2004 was $2,230,000, increasing 5.4% from $2,116,000 for the same period in the prior year. The increase in net interest income was principally due to higher loan volumes and investment of proceeds from the stock issuance. Noninterest income for the current year was $676,000, a decrease of $244,000 from $921,000 for the same period in the prior year. The fiscal year ended June 30, 2004 included $145,000 in gains on loan sales, compared to $480,000 in similar gains during the same period in 2003. Noninterest expenses increased $150,000, to $2,333,000 for the current year, principally due to increased compensation and employee benefit costs, including medical insurance, as well as expenses incurred resulting from becoming a public company.

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

     The company also announced that its Board of Directors had declared its first quarterly cash dividend of $.05 per share, payable August 23, 2004 to stockholders other than the mutual holding company of record as of August 4, 2004. It is the Board of Directors' current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

     Osage Federal Financial, Inc., through its subsidiary Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties. The company's stock is traded on the OTC Bulletin Board under the symbol OFFO.

Contact:  Sue A. Smith
          Vice President and Chief Financial Officer
          OSAGE FEDERAL FINANCIAL, INC.
          918-287-2919



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